As filed with the Securities and Exchange Commission on March 15, 2010

Registration No. 2-88741

33-20339

33-30742

33-35386

33-55640

33-78522

33-78524

333-39558

333-61267

333-79809

333-104888

333-125149

333-158626

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 5 to Form S–8 Registration Statement No. 2-88741

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 33-20339

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 33-30742

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 33-35386

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 33-55640

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 33-78522

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 33-78524

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-39558

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-61267

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-79809

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-104888

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-125149

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-158626

UNDER

THE SECURITIES ACT OF 1933

CHATTEM, INC.

(Exact name of registrant as specified in its charter)

Tennessee	62-0156300
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

1715 West 38th Street

Chattanooga, Tennessee 37409

(Address of Principal Executive Offices)

Chattem, Inc. Employee Stock Purchase Plan – 1983

Chattem, Inc. 1988 Non-Statutory Stock Option Plan

Chattem, Inc. Employee Stock Ownership Plan

Chattem, Inc. Savings and Investment Plan

Chattem, Inc. 1993 Non-Statutory Stock Option Plan

Chattem, Inc. Non-Statutory Stock Option Plan for Non-Employee Directors

Chattem, Inc. 1994 Non-Statutory Stock Option Plan

Chattem, Inc. 2000 Non-Statutory Stock Option Plan

Chattem, Inc. 1998 Non-Statutory Stock Option Plan

Chattem, Inc. 1999 Stock Plan for Non-Employee Directors

Chattem, Inc. Stock Incentive Plan—2003

Chattem, Inc. Stock Incentive Plan – 2005

Chattem, Inc. 2009 Equity Incentive Plan

(Full Title of the Plan)

Theodore K. Whitfield, Jr.

Vice President, General Counsel and Secretary

Chattem, Inc.

1715 West 38th Street

Chattanooga, Tennessee 37409

(423) 821-4571

(Name, Address and Telephone Number,

including Area Code, of Agent for Service)

Copy to:

Michael J. Aiello, Esq.

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

(212) 310-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (each, a “Post-Effective Amendment,” and collectively, the “Post-Effective Amendments”), filed by Chattem, Inc., a Tennessee corporation (the “Company”), remove from registration all shares of common stock, without par value (the “Common Stock”), of the Company and all participations (the “Participations” ), registered under the following Registration Statements on Form S-8 filed by the Company (the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”), pertaining to the registration of shares of Common Stock offered under certain employee benefit and equity plans and agreements (the “Plans”).

Registration No.	Date Filed With the SEC	Name of Equity Plan or Agreement	Shares
2-88741	Jan. 3, 1984	Chattem, Inc. Employee Stock Purchase Plan – 1983	50,000
33-20339	Feb. 23, 1988	Chattem, Inc. 1988 Non-Statutory Stock Option Plan	125,000
33-30742	Aug. 24, 1989	Chattem, Inc. Employee Stock Ownership Plan	$120,000 2,820,000 in Participations
33-35386	April 9, 1990	Chattem, Inc. Savings and Investment Plan	$3,131,000 in Participations
33-55640	Dec. 10, 1992	Chattem, Inc. 1993 Non-Statutory Stock Option Plan	350,000
33-78522	May 4, 1994	Chattem, Inc. Non-Statutory Stock Option Plan for Non-Employee Directors	80,000
33-78524	May 4, 1994	Chattem, Inc. 1994 Non-Statutory Stock Option Plan	350,000
333-39558	June 19, 2000	Chattem, Inc. 2000 Non-Statutory Stock Option Plan	750,000
333-61267	Aug. 12, 1998	Chattem, Inc. 1998 Non-Statutory Stock Option Plan	700,000
333-79809	June 2, 1999	Chattem, Inc. 1999 Stock Plan for Non-Employee Directors	100,000
333-104888	May 1, 2003	Chattem, Inc. Stock Incentive Plan – 2003	1,500,000
333-125149	May 23, 2005	Chattem, Inc. Stock Incentive Plan – 2005	1,500,000
333-158626	Apr. 17, 2009	Chattem, Inc. 2009 Equity Incentive Plan	1,750,000

On December 20, 2009, the Company entered into an Agreement and Plan of Merger with sanofi-aventis, a French société anonyme (“Parent”), and River Acquisition Corp., a Tennessee corporation (the “Purchaser”) and an indirect wholly-owned subsidiary of Parent, providing for, among other things, the merger of the Purchaser with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and an indirect wholly-owned subsidiary of Parent. The Merger became effective at 8:16 a.m., Central Time, on March 10, 2010 (the “Effective Time”), pursuant to the Articles of Merger filed with the Secretary of State of the State of Tennessee.

At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Merger was cancelled and (other than shares held by (i) the Company, Parent or any subsidiary of Parent, including the Purchaser, which shares were cancelled without any conversion, or (ii) any subsidiary of the Company, which shares will remain outstanding) converted into the right to receive $93.50 per share in cash, without interest thereon and less any required withholding taxes.

The Company has terminated the Plans and all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments and terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chattanooga, State of Tennessee, on this 15th day of March, 2010.

CHATTEM, INC.

By:	/s/ ZAN GUERRY
Name:	Zan Guerry
Title:	Chief Executive Officer

Pursuant to the requirements of Securities Act of 1933, these Post-Effective Amendments to the Registration Statements on Form S-8 have been signed by the following persons on this 15th day of March, 2010 in the capacities indicated.

Signature	Title

/s/ ZAN GUERRY Zan Guerry	Chief Executive Officer (Principal Executive Officer)

/s/ ROBERT B. LONG Robert B. Long	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ GREGORY IRACE Gregory Irace	Director

/s/ WAYNE PISANO Wayne Pisano	Director